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                                                                     Exhibit 8.1

                               BUCHANAN INGERSOLL
                               ------------------
                            PROFESSIONAL CORPORATION

                                   Attorneys
                                                    One Oxford Centre
                                                    301 Grant Street, 20th Floor
                                                    Pittsburgh, PA  15219-1410

                                                    Telephone:  412-562-8800
                                                    Fax:  412-562-1041


                                March 12, 1996



Integra Financial Corporation
Four PPG Place
Pittsburgh, Pennsylvania  15222-5408

National City Corporation
1900 East Ninth Street
Cleveland, Ohio  44114

Re:              Merger of Integra Financial Corporation
                 with and into National City Corporation
                 ---------------------------------------

Gentlemen:

    You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated August 27, 1995, by and between Integra Financial Corporation ("Integra") and National City Corporation ("National City") (the "Merger Agreement") providing, in part and subject to certain conditions, for the merger of Integra with and into National City (the "Merger") pursuant to the Delaware General Corporation Law and the Pennsylvania Business Corporation Law. Upon consummation of the Merger, National City will be the surviving corporation.

    Upon consummation of the Merger, each issued and outstanding share (other than shares held by Integra as treasury stock, National City or any of their direct or indirect wholly
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owned subsidiaries (but not shares of Integra held in trust accounts, managed accounts, or in any similar manner as trustee or in a fiduciary capacity or acquired in satisfaction of debts previously contracted), all of which will be canceled) of Integra common stock, par value $1.00 per share (the "Integra Common Stock"), will be converted into the right to receive two (2) shares of National City common stock, par value $4.00 per share (the "National City Common Stock").

    We have examined the Registration Statement of Form S-4, which is to be filed with the Securities and Exchange Commission in connection with the registration of 67,849,968 shares of National City Common Stock, including those to be issued in the Merger, and the documents attached thereto (the "Registration Statement"), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth. For purposes of this opinion, we have assumed that the Merger will constitute a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Pennsylvania.

    For the purpose of rendering our opinion, we have assumed that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met and that the Merger will receive any required regulatory approvals. We have further assumed that the Merger will be approved by the holders of Integra Common Stock and will become effective under state and federal law in accordance with the Merger Agreement. We have also assumed that the shareholders of Integra will not dispose of their National City Common Stock to be received in the Merger to such an extent as to cause the Merger to not satisfy the continuity of proprietary interest requirement of Treasury Regulation Section 1.368-1(b).





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    In rendering this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger Agreement and on the specific factual representations the parties have made to us in connection with this opinion, which representations are those required in order to seek a private letter ruling from the Internal Revenue Service with respect to the applicability of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Revenue Procedure 86-42, 1986-2 C.B. 722, Sections
7.01 and 7.08 (attached hereto as Exhibit A).

         Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Time (as defined in the Merger Agreement) of the
Merger:

         i) The continued accuracy as of the Effective Time of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement; and

         ii) The continued accuracy as of the Effective Time of the facts and representations of the parties to the Merger Agreement set forth in Exhibit A hereto and other representations that we have received.

         Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above as of the Effective Time, and under the present provisions of the Code as they have been or appear likely to be interpreted by the courts or the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that:





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                 1.  The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and National City and Integra will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                 2. No gain or loss will be recognized by either National City or Integra as a result of the Merger;

                 3. No gain or loss will be recognized by shareholders of Integra who exchange their shares of Integra Common Stock solely for shares of National City Common Stock pursuant to the Merger;

                 4. The tax basis of shares of National City Common Stock received by shareholders of Integra who exchange all of their shares of Integra Common Stock solely for shares of National City Common Stock in the Merger will be the same as the tax basis of the shares of Integra Common Stock surrendered in exchange therefor; and

                 5. The holding period of the shares of National City Common Stock received in the Merger will include the holding period of the Integra Common Stock surrendered in exchange therefor, provided such shares of Integra Common Stock were held as capital assets at the Effective Time.

                 We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.





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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement on Form S-4 filed by National City with the Securities and Exchange Commission relating to the registration of 67,849,968 shares of National City Common Stock and to the reference to us in the Prospectus constituting part of the Registration Statement under the heading "Certain Federal Income Tax Consequences."

                            Buchanan Ingersoll
                            Professional Corporation

                            By: /s/ Larry E. Phillips
                               _____________________________
                               Larry E. Phillips





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                                   EXHIBIT A

         7.01 Section 368(a)(1)(A) mergers:

         1. The fair market value of the Acquiring stock and other consideration received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

         2. There is no plan or intention by the shareholders of Target who own 5 percent or more of the Target stock, and to the best of the knowledge of the management of Target, there is no plan or intention on the part of the remaining shareholders of Target to sell, exchange, or otherwise dispose of a number of shares of Acquiring stock received in the transaction that would reduce the Target shareholders' ownership of Acquiring stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Target as of the same date. For purposes of this representation, shares of Target stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Acquiring stock will be treated as outstanding Target stock on the date of the transaction. Moreover, shares of Target stock and shares of Acquiring stock held by Target shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         3. Acquiring has no plan or intention to reacquire any of its stock issued in the transaction.

         4. Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target acquired in the transaction, except for dispositions made in the ordinary





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course of business or transfers described in Section 368(a)(2)(C) of the
Internal Revenue Code of 1986, as amended (the "Code").

         5. The liabilities of Target assumed by Acquiring and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

         6. Following the transaction, Acquiring will continue the historic business of Target or use a significant portion of Target's historic business assets in a business.

         7. Acquiring, Target, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the transaction and in accordance with Revenue Ruling 73-54, 1973-1 C.B. 187.

         8. There is no intercorporate indebtedness existing between Target and Acquiring that was issued, acquired, or will be settled at a discount.

         9. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         10. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         11. The fair market value of the assets of Target transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring plus the amount of liabilities, if any, to which the transferred assets are subject.





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         7.08 Miscellaneous representations:

         1. None of the compensation received by any shareholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Acquiring stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         2. Acquiring will pay or assume only those expenses of Target that are solely and directly related to the transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.





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